SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15/A

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 333-32737-02

                    CHASE MANHATTAN MARINE OWNER TRUST 1997-A
                             (Issuer of securities)

                      CHASE BANK USA, NATIONAL ASSOCIATION
             (Exact name of registrant as specified in its charter)

                        White Clay Center, Building 200,
                             Newark, Delaware 19711
                                 (302) 575-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
                        (f/k/a The Chase Manhattan Bank)
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 270-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Chase Manhattan Marine Owner Trust 1997-A
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       |_|        Rule 12h-3(b)(1)(ii)      |_|
      Rule 12g-4(a)(1(ii)       |_|        Rule 12h-3(b)(2)(i)       |_|
      Rule 12g-4(a)(2)(i)       |_|        Rule 12h-3(b)(2)(ii)      |_|
      Rule 12g-4(a)(2)(ii)      |_|        Rule 15d-6                |X|
      Rule 12h-3(b)(1)(i)       |_|

      Approximate number of holders of record as of the certification or notice date: Less than 300

      Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated as of March 28, 2005              By: /s/ James Y. Lee
                                           -------------------------------------
                                           Name:  James Y. Lee
                                           Title: Vice President